Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-196240 on Form S-8 of our reports dated February 25, 2014, relating to the financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries, and the effectiveness of Advance Auto Parts Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 28, 2013.

/s/ Deloitte & Touche LLP

Richmond, Virginia
December 22, 2014